EXHIBIT 99.4

SEAGATE TECHNOLOGY

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Seagate acquired all of the outstanding common shares and options to purchase common shares of Maxtor in a stock for stock transaction announced on December 21, 2005 and consummated on May 19, 2006. The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Seagate Technology (“Seagate”) and Maxtor Corporation (“Maxtor”) after giving effect to the acquisition of Maxtor by Seagate (the “Merger”) using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes.

The unaudited pro forma condensed combined statements of operations for the nine months ended March 31, 2006 and the fiscal year ended July 1, 2005 are presented as if the acquisition had occurred on July 3, 2004. The unaudited pro forma condensed combined balance sheet is presented as if the acquisition had occurred on March 31, 2006. You should read this information in conjunction with the:

•	accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•	separate unaudited historical financial statements of Seagate as of and for the three- and nine-month periods ended March 31, 2006, included in Seagate’s quarterly report on Form 10-Q for the nine months ended March 31, 2006;

•	separate historical financial statements of Seagate as of and for the fiscal year ended July 1, 2005, included in Seagate’s annual report on Form 10-K for the fiscal year ended July 1, 2005;

•	separate unaudited historical financial statements of Maxtor as of and for the three-month period ended April 1, 2006, included in the Maxtor quarterly report on Form 10-Q for the three months ended April 1, 2006, which is incorporated by reference into this document;

•	separate historical financial statements of Maxtor as of and for the fiscal years ended December 31, 2005 and December 25, 2004, included in the Maxtor annual report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference into this document.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Merger had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon currently available information and certain assumptions that we believe are reasonable.

The unaudited pro forma condensed combined financial statements do not include the effects of:

•	likely revenue attrition that will result in lower combined revenues during the initial quarters following the closing of the merger;

•	expected gross margin improvement in future quarters due to scale and leveraging of Seagate manufacturing platforms;

•	anticipated operating efficiencies and cost savings of approximately $300 million per year after the first full year of integration;

•	approximately $580 million of incremental capital spending in the first 18 to 24 months following the closing of the Merger; and

•	cash expenditures for restructuring and integration activities, and retention bonuses, aggregating approximately $500 million, during the first 12 months after the closing of the Merger. The expenditures related to integration and retention activities will adversely affect operating results in periods such amounts are incurred. However, a substantial portion of the cash expenditures are expected to be related to the planned restructuring of Maxtor’s operations and therefore will be recognized as assumed liabilities in accordance with EITF Issue No 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” with a resulting increase in goodwill. The restructuring costs will be primarily comprised of severance and relocation payments associated with Maxtor employees and costs to vacate certain Maxtor facilities that existed prior to the closing of the Merger. Seagate may also incur costs associated with canceling or reducing Maxtor’s existing purchase commitments for materials, equipment and services. As discussed in Note 4, these charges and related impact are not reflected in the pro forma financial statements, as management, with approval from the Board of Directors, is continuing to assess and formulate the restructuring plan and the timing and financial impact cannot yet be fully determined.

Pursuant to the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, has been preliminarily allocated to assets acquired and liabilities assumed based on their respective fair values. Seagate’s management, with the assistance of a third party valuation firm, has estimated the preliminary fair value of the intangible assets and tangible assets acquired and liabilities assumed. The fair values of long-term debt and unearned stock compensation were based on market prices as of May 19, 2006. Any differences between the fair value of the consideration issued and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values attributable to the Merger, the actual amounts recorded for the Merger may differ materially from the information presented. These allocations are subject to change pending further review of the fair value of the assets acquired and liabilities assumed as well as the impact of potential restructuring activities and actual transaction costs. Additionally, the fair value of assets acquired and liabilities assumed may be materially impacted by the results of Maxtor’s operations up to the closing date of the Merger on May 19, 2006.

The valuation associated with unearned compensation related to stock options, restricted stock and restricted stock units held by Maxtor employees reflected herein was calculated at the closing date of the Merger and does not consider employee terminations that may occur as a result of restructuring activities, which may significantly affect the amount, timing and recognition of the unearned compensation. Based on the fair value of Seagate common stock at May 19, 2006, the amount of the compensation charge Seagate would record associated with Maxtor employees would be approximately $29 million in the first year after the closing of the Merger with a remaining $46 million to be recorded over the second and third years after the closing of the Merger. However, the timing of the compensation charge may be significantly affected by the effect of employee terminations as a result of restructuring activities, the effect of which was not considered herein.

Seagate and Maxtor have different fiscal year ends which end on the Friday closest to June 30 and the last Saturday in December, respectively. As such, Maxtor’s historical results have been aligned to more closely conform to those of Seagate. In addition, certain reclassifications have been made to Maxtor’s historical financial statements to conform to the presentation used in Seagate’s historical financial statements. Such reclassifications had no effect on Maxtor’s previously reported net loss or loss from continuing operations.

The unaudited pro forma condensed combined statement of operations for the nine months ended March 31, 2006 has been derived from:

•	the unaudited historical condensed consolidated statement of operations of Seagate for the nine months ended March 31, 2006; and

•	the unaudited historical condensed consolidated statement of operations of Maxtor for the three quarters ended April 1, 2006;

The unaudited pro forma condensed combined statement of operations for the year ended July 1, 2005 has been derived from:

•	the audited historical consolidated statement of operations of Seagate for the year ended July 1, 2005; and

•	the unaudited historical condensed consolidated statements of operations of Maxtor for the four quarters ended July 2, 2005.

The unaudited pro forma condensed combined balance sheet as of March 31, 2006 has been derived from:

•	the unaudited historical condensed consolidated balance sheet of Seagate as of March 31, 2006; and

•	the unaudited historical consolidated balance sheet of Maxtor as of April 1, 2006.

SEAGATE TECHNOLOGY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended March 31, 2006

(in millions, except per share data)

	For the Nine Months Ended Mar. 31, 2006 Seagate	For the Three Quarters Ended Apr. 1, 2006 Maxtor	Pro Forma Adjustments		Pro Forma Combined
Revenue	$6,677	$2,777	$(4	)(a)	$9,450

Cost of revenue	4,995	2,562	(68	)(b)	7,489
Product development	573	222	(8	)(c)	787
Marketing and administrative	303	117	(6	)(d)	414
Amortization of intangibles	—	1	28	(e)	29
Restructuring	4	(1)	—		3

Total operating expenses	5,875	2,901	(54)		8,722

Income (loss) from operations	802	(124)	50		728

Interest income	48	12	—		60
Interest expense	(31)	(33)	9	(f)	(55)
Other, net	22	12	—		34

Other income (expense), net	39	(9)	9		39

Income (loss) before income taxes	841	(133)	59		767
Provision for income taxes	8	2	(7	)(g)	3

Net income (loss)	$833	$(135)	$66		$764

Net income per share:
Basic	$1.72				$1.31
Diluted	1.63				1.24
Number of shares used in per share calculations:
Basic	483		98	(h)	581
Diluted	511		110	(h)	621

SEAGATE TECHNOLOGY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended July 1, 2005

(in millions, except per share data)

	For the Year Ended July 1, 2005 Seagate	For the Four Quarters Ended July 2, 2005 Maxtor	Pro Forma Adjustments		Pro Forma Combined
Revenue	$7,553	$3,953	$(54	)(a)	$11,452

Cost of revenue	5,880	3,574	94	(b)	9,548
Product development	645	302	(8	)(c)	939
Marketing and administrative	306	139	(4	)(d)	441
Amortization of intangibles	—	10	29	(e)	39
Restructuring	—	80	—		80

Total operating expenses	6,831	4,105	111		11,047

Income (loss) from operations	722	(152)	(165)		405

Interest income	36	8	—		44
Interest expense	(48)	(32)	5	(f)	(75)
Other, net	22	—	—		22

Other income (expense), net	10	(24)	5		(9)

Income (loss) before income taxes	732	(176)	(160)		396
Provision for income taxes	25	—	(18	)(g)	7

Net income (loss)	$707	$(176)	$(142)		$389

Net income per share:
Basic	$1.51				$0.69
Diluted	1.41				0.64
Number of shares used in per share calculations:
Basic	468		98	(h)	566
Diluted	502		103	(h)	605

SEAGATE TECHNOLOGY

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

March 31, 2006

(in millions)

	Mar. 31, 2006 Seagate	Apr. 1, 2006 Maxtor	Pro Forma Adjustments		Pro Forma Combined
Cash and cash equivalents	$1,035	$451	$—		$1,486
Short-term investments	1,005	43	—		1,048
Accounts receivable, net	1,152	329	—		1,481
Inventories	549	280	17	(i)	846
Other current assets	171	62	30	(j)	263

Total Current Assets	3,912	1,165	47		5,124

Property, equipment and Leasehold improvements, net	1,717	348	(143	)(i)	1,922
Goodwill and other intangibles	45	490	1,859	(k)	2,394
Other non-current assets	303	66	(37	)(j)	332

Total Assets	$5,977	$2,069	$1,726		$9,772

Accounts payable	$1,182	$661	$—		$1,843
Accrued employee compensation	286	67	—		353
Accrued expenses	424	234	25	(l)	683
Accrued income taxes	48	7	—		55
Current portion of long-term debt
2.375% Convertible senior notes	—	326	47	(n)	373
Other current portion of long-term debt	—	6	—		6

Total Current Liabilities	1,940	1,301	72		3,313

Other liabilities	194	52	116	(m)	362
Long-term debt, less current portion
8% Senior notes	400	—	—		400
6.8% Convertible senior notes	—	136	17	(n)	153
5.75% Subordinated notes	—	55	(6	)(n)	49
Other long-term debt	—	55	—		55

Total Liabilities	2,534	1,599	199		4,332

Shareholders’ Equity	3,443	470	1,527	(o)	5,440

Total Liabilities and Shareholders’ Equity	$5,977	$2,069	$1,726		$9,772

1. BASIS OF PRO FORMA PRESENTATION

On December 20, 2005, Seagate and Maxtor entered into a definitive Merger agreement and announced the merger on December 21, 2005. The transaction was consummated on May 19, 2006 and Maxtor became a wholly-owned subsidiary of Seagate. The transaction was accounted for using the purchase method of accounting. The total estimated purchase price of approximately $2.1 billion is comprised of Seagate common shares and assumed stock options and restricted stock units.

The unaudited pro forma condensed combined balance sheet is presented to give effect to Seagate’s acquisition of Maxtor as if the transaction had been consummated on March 31, 2006. The statement of operations is presented as if the transaction had been consummated on July 3, 2004. The unaudited pro forma condensed combined balance sheet provides for the issuance of approximately 98 million Seagate common shares, based upon a fixed exchange ratio of 0.37 Seagate common shares for each outstanding share of Maxtor common stock as of May 19, 2006. Under the purchase method of accounting, the fair value of the total consideration was measured using an average of Seagate’s closing share prices beginning two days before and ending two days after December 21, 2005, the date by which the acquisition was agreed to and announced. Based on a fixed exchange ratio of 0.37 Seagate common shares for each outstanding share of Maxtor common stock and the total number of Maxtor options and restricted stock outstanding at May 19, 2006, Seagate assumed Maxtor options to purchase an equivalent of approximately 7.1 million Seagate common shares at a weighted average exercise price of $16.26 per share and restricted stock to purchase an equivalent of approximately 1.5 million Seagate common shares.

The fair value of options assumed was estimated using the Black-Scholes valuation model and a stock price of $20.02, which represents the average closing price of Seagate common shares from two trading days before to two trading days after the December 21, 2005 announcement date.

The total estimated equity purchase price of the Merger is as follows (in millions):

Fair value of Seagate common stock issued	$1,966
Estimated fair value of options and restricted stock assumed	84
Direct transaction costs	20

Total estimated equity purchase price	$2,070

Preliminary Estimated Purchase Price Allocation

The preliminary allocation of the total purchase price to Maxtor’s tangible and identifiable intangible assets acquired and liabilities assumed was based on their estimated fair values. The fair values of long-term debt and unearned stock compensation were based on market prices May 19, 2006. The valuation of these tangible and identifiable intangible assets and liabilities are subject to updated valuations and further review by management, which may result in material adjustments. Adjustments to these estimates may be included in the final allocation of the purchase price of Maxtor, if the adjustment is determined within the purchase price allocation period (up to twelve months from the closing date). The excess of the purchase price over the tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill. The total purchase price of $2.070 billion does not include the effect of restructuring (see Note 4) and has been allocated as follows (in millions):

Tangible assets acquired and liabilities assumed:
Cash and short-term investments	$494
Other current assets	688
Fixed assets	205
Other non-current assets	66
Accounts payable and accrued liabilities	(981)
Debt assumed (see Note 2)	(746)
Other liabilities	(112)
Identifiable intangible assets	315
In-process research and development	32
Unearned stock compensation	75
Goodwill	2,034

Total preliminary estimated purchase price	$2,070

Tangible assets acquired and liabilities assumed

We have estimated the fair value of certain tangible assets acquired and liabilities assumed. Some of these estimates are subject to change, particularly those estimates relating to deferred taxes and Merger-related restructuring costs (see Note 4). These estimates are based on a preliminary valuation and are subject to updated valuations and further review by management, which may result in material adjustments. Furthermore, the fair values of the assets acquired and liabilities assumed may be affected and materially changed by the results of Maxtor’s operations up to the closing date of the Merger. The estimates related to deferred taxes are also subject to change. In addition, the unaudited pro forma condensed combined financial statements do not reflect adjustments to liabilities that will result from expected restructuring activities after the Merger closes, as management, with approval from the Board of Directors, is continuing to assess and formulate the restructuring plan and the timing and financial impact cannot yet be fully determined (see Note 4).

The following table summarizes the estimated fair value of the fixed assets acquired from Maxtor and their estimated useful lives (dollars in millions):

	Preliminary Fair Value	Weighted- Average Remaining Useful Life (in years)
Buildings and improvements	$70	36
Land	8	N/A
Machinery and equipment	127	3

Total fixed assets	$205

Identifiable intangible assets

We have estimated the fair value of the acquired identifiable intangible assets, which are subject to amortization, using the income approach. These estimates are based on a preliminary valuation and are subject to updated valuations and further review by management, which may result in material adjustments. The following table sets forth the components of these other intangible assets and their weighted average estimated useful lives (dollars in millions):

	Preliminary Fair Value	Weighted- Average Remaining Useful Life (in years)
Existing technology	$210	1
Customer relationships	83	3
Trade names	22	2

Total acquired identifiable intangible assets	$315

In-process research and development

In-process research and development (“IPRD”) represents Maxtor research and development projects that had not reached technological feasibility and had no alternative future use when acquired. Using the income approach to value the IPRD, Seagate determined that $32 million of the purchase price represents purchased in-process technology. Due to its non-recurring nature, the IPRD expense has been excluded from the unaudited pro forma condensed combined statements of operations. The IPRD costs will be expensed in Seagate’s consolidated financial statements in the period in which the transaction closes.

2. LONG-TERM DEBT

Upon the closing of the Merger, Seagate assumed Maxtor’s outstanding debt, including Maxtor’s senior convertible notes. The senior notes will remain outstanding and convertible at the option of the holder, subject to their terms and conditions as set forth below (assuming that no other event occurs which would cause any adjustment to the conversion feature of such notes in accordance with their terms). In addition, upon the closing of the Merger, Seagate and Maxtor entered into a supplemental indenture whereby Seagate agreed to unconditionally guarantee the notes on a senior unsecured basis. In the event of conversion,

•	the 2.375% convertible senior notes convert into an amount in cash equal to the lesser of (a) the principal amount of the securities surrendered for conversion and (b) the aggregate value equal to the conversion rate of 56.6503 shares of Seagate common stock for each $1,000 principal amount of notes multiplied by the sales price of the common shares during the 10 consecutive trading day period commencing on the trading day next succeeding the conversion date (“Conversion Value”). If the Conversion Value exceeds the principal amount, Seagate may, at its discretion, pay the excess in cash or common shares using the sales price of the common stock during the same 10 consecutive day period described above; and

•	the 6.8% convertible senior notes convert into 30.1733 shares of Seagate common stock for each $1,000 principal amount of notes. This amount is equal to the current conversion rate of 81.5494 multiplied by the 0.37 exchange ratio offered in the Merger.

Both the 2.375% convertible senior notes due 2012 and the 6.8% convertible senior notes due 2010 were determined to have a fair market value substantially in excess of par value (as defined as premium in excess of 10% of the par value). In accordance with Accounting Principles Board Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” both the 2.375% and 6.8% senior notes were recorded at par value plus the lesser of the full amount of premium or premium that when amortized over the life of the note would result in interest expense no less than zero. The premium in excess of that when amortized over the life of the note would result in interest expense of less than zero was allocated to additional paid-in capital. All other debt was recorded at fair market value. See Note 3, (o).

3. PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations and the unaudited pro forma condensed combined balance sheet:

(a)	Seagate accounts for direct sales to retail customers using a sell-through method and Maxtor accounts for direct sales to retail customers using a sell-in method. This adjustment conforms Maxtor’s method of accounting for direct sales to retail customers to the method used by Seagate that will be the method used by the combined company.

(b)	Adjustments to cost of revenue (in millions):

	Nine Months Ended March 31, 2006	Year Ended July 1, 2005
To reduce depreciation expense to reflect the lower basis of depreciable fixed assets acquired	$(64)	$(78)
To record the impact of an adjustment to conform the method of accounting for retail revenue recognition	1	(48)
To record amortization of acquired intangible assets – existing technology	—	210
To record the increased basis of inventory up to fair value	—	17
To record amortization of unearned compensation related to Maxtor options and restricted stock assumed	4	5
To record a benefit related to above-market operating leases	(9)	(12)

	$(68)	$94

(c)	Adjustments to product development (in millions):

	Nine Months Ended March 31, 2006	Year Ended July 1, 2005
To reduce depreciation expense to reflect the lower basis of depreciable fixed assets acquired	$(14)	$(18)
To record amortization of unearned compensation related to Maxtor options and restricted stock assumed	6	10

	$(8)	$(8)

(d)	Adjustments to marketing and administrative (in millions):

	Nine Months Ended March 31, 2006	Year Ended July 1, 2005
To reduce depreciation expense to reflect the lower basis of depreciable fixed assets acquired	$(13)	$(15)
To record amortization of unearned compensation related to Maxtor options and restricted stock assumed	7	11

	$(6)	$(4)

(e)	Adjustments to amortization of intangibles (in millions):

	Nine Months Ended March 31, 2006	Year Ended July 1, 2005
To eliminate Maxtor’s historical amortization of intangibles	$(1)	$(10)
To record amortization of acquired identifiable intangible assets, exclusive of existing technology	29	39

	$28	$29

(f)	To record the amortization of the net discount on assumed debt and the elimination of Maxtor’s amortization of debt issuance costs, as applicable.

(g)	To decrease the pro forma combined U.S. provision for income taxes to arrive at the amount that would have resulted had Seagate and Maxtor filed consolidated income tax returns during the periods presented. The income tax benefit attributable to the pro forma adjustments in excess of the amount recorded has been offset by a valuation allowance, as it is more likely than not that Maxtor’s deferred tax assets net of deferred tax liabilities will not be realized.

(h)	The pro forma number of shares used in per share calculations reflects the weighted average of Seagate common shares for each period presented combined with the outstanding Maxtor common shares at May 19, 2006, adjusted to reflect the exchange ratio of 0.37 Seagate common shares for each outstanding share of Maxtor common stock, including the impact of net shares issued to satisfy Maxtor outstanding stock options using the treasury stock method. Additionally, the 2.375% convertible senior notes due 2012 had a dilutive impact on the calculation of pro forma net income per share for the nine months ended March 31, 2006 and the year ended July 1, 2005 to the extent of the shares to be issued to satisfy excess conversion premium (see Note 2, Long-Term Debt). The 6.8% convertible senior notes due 2010 also had a dilutive impact on the calculation of pro forma net income per share for the nine months ended March 31, 2006, but were excluded from pro forma net income per share for the year ended July 1, 2005 as the effect was antidilutive.

(i)	To record fair value adjustments for inventory and fixed assets acquired from Maxtor.

(j)	Adjustments to other current and other non-current assets (in millions):

To eliminate Seagate’s direct acquisition related costs recorded as prepaid expense	$(7)
To record adjustment to short-term deferred tax assets	30
To record adjustment to long-term deferred tax assets	(30)

$(7)

(k)	Adjustments to goodwill and intangible assets (in millions):

To record the preliminary purchase price allocation to goodwill as though the acquisition had occurred on March 31, 2006	$2,034
To record the preliminary purchase price allocation to intangible assets as though the acquisition had occurred on March 31, 2006	315
To eliminate Maxtor goodwill and intangible assets from previous acquisitions	(490)

$1,859

(l)	Adjustments to accrued expenses (in millions):

To record accrual of direct acquisition related costs	$13
To record short-term portion of fair value of above-market operating leases	12

$25

(m)	Adjustments to long-term liabilities (in millions):

To record adjustment to long-term deferred tax liabilities	$56
To record long-term portion of fair value adjustment related to above-market operating leases of Maxtor	60

$116

(n)	To adjust liabilities to reflect fair market values of debt assumed from Maxtor, net of substantial premium as described in Note 2.

(o)	Adjustments to stockholders’ equity (in millions):

To record fair value of Seagate common shares issued	$1,966
To record fair value of vested Maxtor options assumed	9
To record immediate write-off of IPRD	(32)
To record write-off of Seagate U.S. deferred tax assets	(56)
To record substantial premium on convertible debt	110
To eliminate Maxtor stockholders’ equity	(470)

$1,527

4. RESTRUCTURING COSTS RELATED TO POST-MERGER SEAGATE ACTIVITIES

As part of combining the two companies, Seagate expects to incur significant restructuring costs during the year commencing with the closing of the Merger. These costs will be recognized as assumed liabilities in accordance with EITF Issue No 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” with a resulting increase in goodwill. The restructuring costs will be primarily comprised of severance and relocation payments associated with Maxtor employees and costs to vacate certain Maxtor facilities that existed prior to the closing of the Merger. Seagate may also incur costs associated with canceling or reducing Maxtor’s existing purchase commitments for materials, equipment and services. These charges and related impact are not reflected in the pro forma financial statements, as management, with approval from the Board of Directors, is continuing to assess and formulate the restructuring plan and the timing and financial impact cannot yet be fully determined.

5. TAX DISCLOSURES

Upon the combination of the two companies, Seagate expects that the companies’ respective U.S. entities would be taxed in the U.S. on a consolidated basis. The use of Maxtor’s U.S. losses to offset Seagate’s U.S. income would have eliminated Seagate’s U.S. tax liabilities for the periods covered. To account for this Seagate decreased the pro forma combined provision for income taxes by $18 million and $7 million for the year ended July 1, 2005 and the nine months ended March 31, 2006, respectively.

At the closing of the Merger, Seagate expects to record a valuation allowance against substantially all of its U.S. deferred tax assets due to anticipated U.S. losses Maxtor is expected to incur subsequent to the merger. Due to the non-recurring nature of this increase in the valuation allowance, the $56 million provision for income taxes related to the increase in the valuation allowance has been excluded from the unaudited pro forma condensed combined statements of operations. The provision for income taxes will be expensed in Seagate’s consolidated financial statements in the period in which the Merger closes.

6. CERTAIN NON-RECURRING ITEMS

At the time of the Merger agreement, Seagate agreed to a Maxtor retention program that included cash retention bonuses to be paid to certain Maxtor employees. These bonuses will aggregate up to $100 million of which 20% vested on the closing date and the remaining 80% will vest six months thereafter. The accompanying pro forma financial statements do not include the impact of these retention bonuses due to their non-recurring nature.